Exhibit 99.1
                                                     Press Release dated 5-25-06

NEWS RELEASE

For Immediate Release


          First Litchfield Financial Corporation Declares Cash Dividend

Litchfield, Connecticut--May 25, 2006--First Litchfield Financial Corporation (NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") declared a quarterly cash dividend of $0.15 per share of common stock outstanding on June 7, 2006 (the Cash Dividend Record Date) payable on July 27, 2006. Transfers of common stock on or after June 5, 2006, shall be ex-dividend.

                              Safe Harbor Statement

Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements relating to such matters as (a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Company and the Bank do business, and (b) expectations for increased revenues and earnings for the Company and Bank through growth resulting from acquisitions, attractions of new deposit and loan customers and the introduction of new products and services. Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk. Such risks and uncertainties that may affect the operations, performance, development and results of the Company's and Bank's business include the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Bank operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial and nonfinancial institutions; (d) the impact of technological advances; and (e) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such developments could have an adverse impact on the Company and the Bank's financial position and results of operation.

                               About FNBL and FLFL

The First National Bank of Litchfield (www.fnbl.com) is a community bank operating full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, Roxbury, Torrington, and Washington. The Bank maintains a full-service Trust and Wealth Management department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. In June 2004 and again in June 2005, First Litchfield Financial Corporation was named as one of the Top 25 Public Companies in Connecticut in a study by The Hartford Courant. The Bank has served the communities of Northwestern Connecticut since 1814.

Contact:   Carroll A. Pereira, CFO
           (860) 567-2674

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